                            EXECUTIVE EMPLOYMENT AGREEMENT


    This Employment Agreement (the "Agreement") is entered into by and between Data Net International, Inc. (the "Company") and Max Toghraie ("Executive"), as of the 1st day of July, 1997.

I.  EMPLOYMENT.

    The Company hereby employs Executive and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth, from July 1, 1997, to and including June 30, 2002. This Agreement is subject to renewal only as set forth in Section VI below.

II. DUTIES.

    A. Executive shall, during course of his employment, serve as Chief Executive Officer and a director of the Board of Directors of the Company, and shall have such other duties and responsibilities as the Board of Directors of the Company shall determine from time to time.

    B. Executive agrees to devote substantially all of his time, energy and ability to the business of the Company. Nothing herein shall prevent Executive, upon approval of the Board of Directors of the Company, from serving as a director or trustee of other corporations or businesses which are not in competition with the business of the Company as set forth in Section IV hereof or in competition with any present or future affiliate of the Company. Nothing herein shall prevent Executive from investing in real estate for his own account or from becoming a partner or a stockholder in any corporation, partnership or other venture not in competition with the business of the Company as set forth in Section IV hereof or in competition with any present or future affiliate of the Company.

    C. During the term of this Agreement, Executive shall be the most senior executive officer in the Company and shall report to the Board of Directors of the Company.

III.     COMPENSATION.

    A. The Company will pay to Executive a base salary at the annual rate of $144,000.00 up to and including September 30, 1997 and thereafter at the annual rate of $192,000.00 during the remaining term of his employment pursuant to this Agreement. Such salary shall be earned monthly and shall be payable in periodic installments no less frequently than monthly in accordance with the Company's customary practices. Amounts payable shall be reduced by standard withholding and other authorized deductions. The Company may in its discretion increase Executive's salary but it may not reduce it during the term of this Agreement.

    B. STOCK OPTIONS. The Company shall grant to Executive, concurrent with the execution of this Agreement, options to purchase 11,500 shares of the Company's Common Stock (the "Options"), exercisable at a per share exercise price of $29.55 per share, subject to the vesting requirements set forth in the Option Certificate to be signed by Executive, a copy of which is attached hereto and made a part hereof.

    C.   WELFARE BENEFIT PLANS.   Executive and/or his family, as the case may
be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company. Executive will be compensated for up to ten sick days per year.

    D. EXPENSES. Executive shall have access to an expense account in the sum of $20,400.00 per year. Executive shall be entitled to withdraw from the expense account to pay for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures as in effect generally with respect to other peer executives of the Company.

    E.   FRINGE BENEFITS.    Executive shall be entitled to fringe benefits in
accordance with the plans, practices, programs and policies as in effect generally with respect to other peer executives of the Company.

    F. VACATION. Executive shall be entitled to two weeks paid vacation per year, in accordance with the plans, policies, programs and practices as in effect generally with respect to other peer executives of the Company.

    G. CAR ALLOWANCE. Executive shall be entitled to a car allowance in the sum of $500.00 per month.

    H. The Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs at any time without recourse by Executive so long as such action is taken generally with respect to other similarly situated peer executives and does not single out Executive.

IV. TERMINATION.

    A.   DEATH OR DISABILITY.     Executive's employment shall terminate
automatically upon Executive's death. If the Company determines in good faith that the Disability of Executive has occurred (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with Section XIX of its intention to terminate, effective on the 30th day after receipt of such notice by Executive, provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of his duties. For purposes of this Agreement, "disability" shall mean a physical or mental impairment which substantially limits a major life activity of Executive and which renders Executive unable to perform the essential functions of his position, even with reasonable accommodation which does not impose an undue hardship on the Company. The Company reserves the right, in good faith, to make the determination of disability under this Agreement based upon information supplied by Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers. "Incapacity" as used herein shall be limited only to such Disability which substantially prevents the Company from availing itself of the services of Executive.

    B.   CAUSE.    The Company may at any time terminate Executive's employment for "cause," which shall be based solely upon a good-faith determination by a majority vote of the Company's Board of Directors that such termination of such employment is necessary for the welfare of, and in the best interests of, the Company by reason of: (i) acts of dishonesty, theft, misappropriation of corporate assets; (ii) willful and repeated failure to follow explicit instructions of the Company's Board of Directors; (iii) willful malfeasance;
(iv) willful nonfeasance; and (v) breach of any material term of this Agreement.

    C.   OTHER THAN CAUSE OR DEATH OR DISABILITY.     The Company may terminate
Executive's employment other than for the reasons set forth in Sections IV(A) and (B) above upon written notice.

    D.   OBLIGATIONS OF THE COMPANY UPON TERMINATION.

         1.   DEATH OR DISABILITY.     If Executive's employment is terminated
by reason of Executive's Death or Disability, this Agreement shall terminate without further obligations to Executive or his/her legal representatives under this Agreement, other than for (a) payment of the sum of (i) employees annual base salary through the date of termination to the extent not heretofore paid and (ii) any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses
(i) and (ii) shall be hereinafter referred to as the "Accrued Obligations"), which shall be paid to Executive or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination; and (b) payment to Executive or his estate or beneficiary, as applicable, any amounts due pursuant to the terms of any applicable welfare benefit plans.

         2.   CAUSE.    If Executive's employment is terminated by the Company
for Cause, this Agreement shall terminate without further obligations to Executive other than for the timely payment of Accrued Obligations. If it is subsequently determined that the Company did not have Cause for termination under this Section IV(D)(2), then the Company's decision to terminate shall be deemed to have been made under Section IV(D)(3) and the amounts payable thereunder shall be the only amounts Executive may receive for his termination.

         3.   OTHER THAN CAUSE OR DEATH OR DISABILITY.     If the Company
terminates Executive's employment for other than Cause or Death or Disability, it shall continue to pay to

Executive, in installments in the same manner and at the same times the Company pays base salaries to other executive officers of the Company, Executive's then current base salary pursuant to Section III(A) of this Agreement, for the lesser of (i) twenty four (24) months, commencing on the date of notice of termination pursuant to this Section IV(C) or (ii) the remainder of the term of this Agreement (the "Severance Period"), and the Company shall continue to provide Executive benefits pursuant to Section III(C) of this Agreement during the Severance Period until comparable benefits are obtained by Executive from another employer.

         4.   EXCLUSIVE REMEDY.   Executive agrees that the payments
contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of his employment and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

V.  ARBITRATION.

    Any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default or misrepresentation in connection with any of its provisions, shall be submitted to arbitration, to be held in Los Angeles County, California in accordance with California Civil Procedures Code Sections 1282-1284.2. In the event either party institutes arbitration under this Agreement, the party prevailing in any such litigation shall be entitled, in addition to all other relief, to reasonable attorneys' fees relating to such arbitration. The non prevailing party shall be responsible for all costs of the arbitration, including but not limited to, the arbitration fees, court reporter fees, etc.

VI. RENEWAL.

    This Agreement shall be automatically renewed for consecutive periods of one year each, after the expiration of the stated term, unless one party or the other gives notice, in writing, at least (30) days prior to the expiration of this Agreement (or any renewal) of their desire to terminate the Agreement or modify its terms.

VII.     ANTI-SOLICITATION.

    Executive promises and agrees that during the term of this Agreement or renewal in accordance with Section VI above, he will not influence or attempt to influence customers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.

VIII.    JOINING FORMER COMPANY EMPLOYEES.

    Executive promises and agrees that for one year following his termination of employment other than pursuant to Section IV(C) above or Disability above or expiration of this Agreement, he will not enter business or work with any person who was employed with the Company, and who earned annually $25,000 or more as a Company employee during the last six months of his or her own employment, in any business, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

IX. SOLICITING EMPLOYEES.

    Executive promises and agrees that he will not, for a period of one year following termination of his accordance with Section VI above, directly or indirectly solicit any of the Company employees who earned annually $25,000 or more as a Company employee during the last six months of his or her own employment to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

X.  CONFIDENTIAL INFORMATION.

    A. Executive, in the performance of Executive's duties on behalf of the Company, shall have access to, receive and be entrusted with confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by the Company or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the "Confidential Material"). All such Confidential Material is considered secret and will be available to Executive in confidence.
Except in the performance of duties on behalf of the Company, Executive shall disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Executive's) to be confidential because it has become part of the public domain. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company's business, which Executive prepares, uses or encounters, shall be and remain the Company's sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, Executive shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any previous time has been in Executive's possession or under Executive's control.

    B. Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company's Confidential Material by any means whatsoever and any time before, during or after Executive's employment with the Company shall constitute unfair Competition. Executive agrees that Executive shall not engage in Unfair Competition either during the time employed by the Company or any time thereafter.

XI. SUCCESSORS.

    A. This Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive.

    B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

XII.     WAIVER.

    No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

XIII.    MODIFICATION.

    This Agreement may not be amended or modified other than by a written agreement executed by Executive and an officer of the Company following authorization by the Board of Directors of the Company.

XIV.     SAVING CLAUSE.

    If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not effect other provisions or applications of the Agreement which can be given effect without invalid provisions or application and to this end the provisions of this Agreement are declared to be severable.

XV. COMPLETE AGREEMENT.

    This Agreement constitutes and contains the entire agreement and final understanding concerning Executive's employment with the Company and the other subject matters addressed herein between the parties. It is extended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement, not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

XVI.     GOVERNING LAW.

    This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with and governed by, by the laws of the State of California without regard to principles of conflict of laws.

XVII.    CONSTRUCTION.

    Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

XVIII.   NOTICES.

    All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed by registered or certified mail, postage prepaid, addressed as follows:

    If to Executive:    Max Toghraie
                        254 Cedar Heights
                        Thousand Oaks, California 91360

    If to Company:      Data Net International, Inc.
                        1304 John Reed Court
                        City of Industry, CA  91745

Either party may change the address at which notice shall be given by written notice given in the above manner.

XIX.     EXECUTION.

    This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the original for any purpose.

XX. LEGAL COUNSEL.

    Executive and the Company recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


Data Net International, Inc.



By
   ------------------------------------     ----------------------------------
Its                                         Executive

                                  OPTION CERTIFICATE
                             (NON-STATUTORY STOCK OPTION)


    THIS IS TO CERTIFY that Data Net International, Inc., a California corporation (the "COMPANY"), has granted to the person named below ("OPTIONEE") a non-statutory stock option (the "OPTION") to purchase shares of the Company's Common Stock (the "SHARES") under its 1997 Stock Plan and upon the terms and conditions as follows:


         Name of Optionee:          Max Toghraie
                                    -----------------------------------------
         Address of Optionee:       254 Cedar Heights
                                    -----------------------------------------
                                    Thousand Oaks, CA 91360
                                    -----------------------------------------


         Number of Shares:          11,500
                                    -----------------------------------------
         Option Exercise Price:     $ 29.55 per share
                                    -------
         Date of Grant:             July 1, 1997
                                    --------------
         Option Expiration Date:    July 1, 2007
                                    --------------

    EXERCISE SCHEDULE:  The Option shall become exercisable as follows:

    One-quarter (1/4) of the options ( 2,875 Shares) shall vest on the Date of Grant. The remaining three-quarters (3/4) of the options ( 8,625 Shares) shall vest on the first day of each calendar month for forty-seven (47) months thereafter in equal installments of one-forty eighth (1/48) of the remaining Shares (179 Shares). All remaining Shares shall vest on July 1, 2001.

    ACCELERATION OF VESTING: If the employment of Optionee pursuant to that certain Employment Agreement between Optionee and the Company dated July 1, 1997 (the "Employment Agreeement") is terminated Without Cause by the Company, as defined in the Employment Agreement, then all unvested options to purchase Shares shall vest and become immediately exercisable upon such termination.

    SUMMARY OF OTHER TERMS: This Option is defined in the Stock Option Agreement (Non-statutory Stock Option) (the "OPTION AGREEMENT") which is attached to this Option Certificate (the "CERTIFICATE") as Annex I. This Certificate summarizes certain of the provisions of the Option Agreement for your information, but is not complete. Your rights are governed by the Option Agreement, not by this summary. The Company strongly suggests that you carefully review the full Option Agreement prior to signing this Certificate or exercising the Option.

    Among the terms of the Option Agreement are the following:

    EMPLOYMENT: The Option Agreement does not obligate the Company to retain you for any period of time. Unless otherwise agreed IN WRITING, the Company reserves the right to terminate any employee at any time, with or without cause. See Section 5(d) of the Option Agreement.

    TERMINATION OF EMPLOYMENT: While the Option terminates on the Option Expiration Date, it will terminate earlier if you cease to be employed by the Company. If your employment ends due to death or permanent disability, the Option terminates six months after the date of death or disability, and is exercisable during such six-month period as to the portion of the Option which had vested prior to the date of death or disability. In all other cases, the Option terminates 30 days after the date of termination of employment, and is exercisable during such time period as to the portion of the Option which had vested prior to the date of termination of employment; PROVIDED, HOWEVER, if you are terminated "for cause," the Option will terminate 5 days after the date of termination of your employment and is exercisable during such time period as to the portion of the Option which had vested prior to the date of termination of employment. See Section 5 of the Option Agreement.

    TRANSFER: The Option is personal to you, and cannot be sold, transferred, assigned or otherwise disposed of to any other person, except on your death. See Section 15(d) of the Option Agreement.

    EXERCISE: You can exercise the Option (once it is exercisable), in whole or in part, by delivering to the Company a Notice of Exercise identical to Exhibit "A" attached to the Option Agreement, accompanied by payment of the Exercise Price for the Shares to be purchased. The Company will then issue a certificate to you for the Shares you have purchased. You are under no obligation to exercise the Option. See Section 4 of the Option Agreement.

    MARKET STAND-OFF: The Option provides that in connection with any underwritten public offering by the Company, you may not sell or transfer any of your Shares without the prior written consent of the Company or its underwriters for a period of up to 180 days after the effective date of the offering. See Section 6(a) of the Option Agreement.

    ADJUSTMENTS UPON RECAPITALIZATION: The Option contains provisions which affect your rights in the event of stock splits, stock dividends, mergers and other major corporate reorganizations. See Section 7 of the Option Agreement.

    WAIVER: By signing this Certificate, you will be agreeing to all of the terms of the Option Agreement, including those not summarized in this Certificate. You will waive your rights to options or stock which may otherwise have been promised to you. See Section 8 of the Option Agreement.

    WITHHOLDING: The Company may require you to make any arrangements necessary to insure the proper withholding of any amount of tax, if any, required to be withheld by the Company as a result of the exercise of the Option. See Section 13 of the Option Agreement.